Exhibit 10.18
October 3, 2007
Gilbert M. Cassagne
5939 Deloache Avenue
Dallas, TX 75225
Dear Gil,
The purpose of this letter is to outline the details of your employment with CBI Holdings Inc or its subsidiaries (the Company) through October 12, 2007, the Date of Termination under your Executive Employment Agreement (EEA). The Company has provided you with a new EEA as of the date of this letter and the terms of this letter are expressly subject to your execution of the new EEA and the Release required by the EEA.
Unless otherwise noted all defined terms used in this letter shall have the meaning set forth in the EEA.
OCTOBER 1 — OCTOBER 12, 2007
Announcement — On or about October 10, 2007, Cadbury Schweppes Americas Beverages will announce that you are resigning your position as President & Chief Executive Officer, effective October 12, 2007. You will have the opportunity to review the announcement in advance and to request reasonable changes; however, the final text shall be at the sole discretion of the Company.
Continued Employment — During this period you will remain an employee of the Company. It is not anticipated, however, that you will report to work at the Company’s Plano office or perform any substantive duties. Within these parameters you will make yourself reasonably available to answer inquiries by telephone or email.
Date of Termination — The Company hereby elects to terminate your employment Without Cause pursuant to Section 6 (c) of the EEA; your Date of Termination shall be October 12, 2007.
Base Salary — Your annual base salary will remain at (US) $900,000.
2007 Annual Incentive Plan (AIP) Award — You will remain eligible for a pro-rated 2007 AIP award, whose value will be dependent on actual business results and payable in March 2008 in accordance with the EEA.
Employee Share Purchase Plan (ESPP) — Up until October 12, 2007, you will continue to participate in the 2006 offering at a rate of $300 per pay period. You will not be eligible to participate in future offerings.
Benefits — You will continue to participate in all Health, Welfare, Savings (SIP and SSP) and Retirement (PPA PEP and SERP) plans in which you are actively participating through October 12, 2007.
Bonus Share Retention Plan (BSRP) —You will no longer be eligible to participate in future offerings of the Bonus Share Retention Plan.
Annual Vacation — You will receive pay for any vacation days outstanding at your Date of Termination.
Executive Service Allowance — After October 12, 2007, you will no longer be eligible to participate in the Executive Service Allowance benefit.
Outplacement — You will be entitled to the International Centre for Executive Options Program at the Company’s expense through Drake Beam Morin for a period of twelve months commencing at any time after October 12, 2007, but ending no later than December 31, 2009 . In addition, you will be reimbursed for reasonable out-of-pocket search expenses incurred during the 12 month period of such outplacement assistance provided that such expenses do not exceed US$300 per month and are properly documented.
AFTER OCTOBER 12, 2007 (FOLLOWING TERMINATION)
We acknowledge that you have been terminated “without cause” within the meaning of your EEA. The benefits payable to you following your Date of Termination include the following and are governed by the EEA and the terms of the applicable benefit plans. You acknowledge that you have no reason to believe that the benefits described below do not properly reflect the benefits due to you under the referenced benefit plans.
Lump Sum Payment — Within 30 days of your Date of Termination, you will receive a lump sum payment equivalent to $1,800,000, which consists of 100% of your full annual base salary ($900,000 x 100% = $900,000), plus 100% of your full AIP award at Target (100%X 100% x $900,000 = $900,000), less all applicable withholding, provided you have executed and returned the Release required by the EEA.
Salary Continuation — You will receive an amount equivalent to $1,800,000, which consists of 100% of your full annual base salary ($900,000 x 100% = $900,000), plus 100% of your full AIP award at Target (100% x 100% x $900,000 = $900,000), less all applicable withholding. This amount will be paid to you in bi-weekly increments until you have been paid $450,000 (at the end of three months), consistent with the payroll schedule in place for all active employees of the Company; provided you have executed and returned the Release required by the EEA. No amount will be paid during months four, five and six. As part of the first pay period following the second day of month seven you will be paid $450,000. Thereafter, biweekly payments of $69,230.77 will be made until the total of all continuation payments equals $1,800,000. This salary continuation shall be subject to the offset as provided in Section 6(c) (iii) of the EEA.
Benefits Continuation — For the period October 12, 2007 through October 11, 2008, or until you have commenced participation in equivalent benefits under other employment, whichever is earlier, you will continue to be eligible to participate in the medical, dental and vision plans, at the same level of expense as that charged to a similarly covered active employee. Upon the termination of such benefits you will be eligible to purchase medical and prescription drug coverage through COBRA. The cost is 102% of the premium inclusive of the administrative fees.
Please feel free to contact Cynthia Coker at 972-673-5734 if you have any questions pertaining to your health and welfare benefits.
Savings and Retirement Benefits — As soon as administratively possible following your separation you may withdraw and/or roll-over your accumulated balances in the Savings Incentive Plan (SIP). Your SSP payment will be deferred 6 months and 2 days following your Date of Termination.
As soon as administratively possible following your separation you may withdraw and/or roll-over all earned benefits available to you through the Personal Pension Account (PPA). Your Pension Equalization Plan (PEP) and Supplemental Executive Retirement Plan (SERP) payments will be deferred 6 months and 2 days following your Date of Termination. It will be paid in a lump sum payment and your final benefit will be determined using then current actuarial assumptions, interest and discount rates.
Please feel free to contact Bill Zeller at 972-673-6418 or Scott Baker at 972-673-5719 if you have any questions regarding your financial benefits.
Share options which have vested: You will be treated as a “good leaver” for the purposes of exercising your share options after the Date of Termination. The following unexercised share options will be available to exercise in the 12 months following 12 October 2007:

Leaving Letter ~ Executive Name	Page 2 of 5

		Share Price
Date of Grant	Number of Shares	(£)
2 September 2000	150,000	£4.09
1 September 2001	160,000	£4.77
24 August 2002	175,000	£4.825
10 May 2003	250,000	£3.515
28 August 2004	160,000	£4.395
Unvested Share options (exercisable subject to performance target): - Options granted under the 2004 plan will be available to exercise in the twelve months following the third anniversary of the date of grant, to the extent that the performance target has been met. Therefore, if the performance during the three-year vesting period means that 50% of an award becomes exercisable, you may exercise 50% of your share options. If the five-year performance target is met at the end of a further two years, you will be able to exercise the remaining 50% of the option within the following twelve months.
You should contact the Company to verify whether the performance target has been met, and whether the options can be exercised in part or in full, before the end of the initial three-year period.

Date of	Number of	Share Price	3 Year Vesting	3 Year Exercise	5 Year Vesting	5 Year Exercise
Grant	Shares	(£)	Date	Date	Date	Date
2 April 2005	145,500	£5.255	2 April 2008	1 April 2009	2 April 2010	1 April 2011
Bonus Share Retention Plan (BSRP) — You have chosen not to participate in the BSRP since the 2002 offering, thus there is no additional benefit owed to you.
Group Long-Term Incentive Plan (LTIP) - On the basis of your termination on October 12, 2007, the Company will procure that the Remuneration Committee approves you as eligible to receive awards under the following LTIP performance periods:

Pro-rata Entitlement
Performance Cycle	(Periods)	Date at which any Award is Due
2002 — 2004	75.25 out of 78	March 2008
2003 — 2005	62.25 out of 65	March 2008 (earliest)
2005 — 2007	36.25 out of 39	March 2008
2006 — 2008	23.25 out of 39	March 2009
2007 — 2009	10.25 out of 39	March 2010
Awards on the basis of threshold and maximum performance are shown below, but actual awards will depend upon achievement against the targets for each performance cycle. Any award due at the end of each performance cycle shall be paid in full immediately and no part of the award will be deferred.

Leaving Letter ~ Executive Name	Page 3 of 5

	Threshold Award	Maximum Award
Performance Cycle	(no. of shares)	(no. of shares)
2002 — 2004	25,885	56,084
2003 — 2005	26,653	57,748
2005 — 2007	27,347	68,369
2006 — 2008	18,105	60,351
2007 — 2009	8,322	27,740
You have 30,597 LTIP shares in trust which will be released to you within 90 days following your Date of Termination, together with a dividend equivalent payment in respect of those shares.
Employee Share Purchase Plan (ESPP)
You will have ninety (90) days following your Date of Termination to decide from one of the two distribution options described below. Stacy Higgins, Sr Compensation Analyst, will be able to assist you and answer any questions you might have regarding your current account balances. Stacy can be reached at (972) 673-7668 or at stacy.higgins@cs-americas.com.
Option 1 — (Buy & Hold)
If this option is chosen, you elect to exercise the right to purchase shares under the terms and conditions of the Employee Share Offering. The vendor, UBS, will establish an account and purchase American Depository Receipts (ADR’s) with the accumulated funds. Accumulated interest will be returned to you in the form of a check. The vendor will oversee the administration of the shareholder account. The ADRs must remain at the vendor for one year, following the one year period, the vendor can provide you with a stock certificate if you wish to terminate this arrangement. You may sell the ADRs at any time after they are allocated to your account.
Option 2 — (Full Refund)
By choosing this option, you forfeit the right to purchase shares under the terms and conditions of the Employee Share Offering. The accumulated funds plus the interest earned will be returned to you in the form of a check.
Automobile Benefit — Within sixty (60) days of the Date of Termination, you may purchase your current company provided automobile as described in the EEA.
Personal Expenses — You agree to reimburse the Company for all personal expenses incurred by you (or your family members), including but not limited to, cell phone expenses and any and all other personal expenses. You agree to reimburse the Company by separate check within thirty (30) days of your receipt of the final bill from the Company. In the event of your failure to reimburse the Company within such thirty (30) day period, the Company has the right to withhold further payments to you under Section 6(c) of your EEA until all such personal expenses are paid.
You acknowledge the sufficiency of the consideration furnished to you for the foregoing commitments.
The above terms describe our current policies, programs and perquisites. The Company reserves the right to improve, change or delete such policies, programs or perquisites at any time in the future, however under no circumstance, and consistent with the intent on this Agreement, will the terms and conditions of your EEA or other plan documents be modified in such a way for the sole purpose to negatively effect you.

Leaving Letter ~ Executive Name	Page 4 of 5

Should you have any questions about the details of this letter, please feel free to contact me or Jan Vernon for assistance.
Yours sincerely,

/s/ Robert J. Stack
Robert J. Stack
Enc: Agreement
cc: H. Todd Stitzer
I concur with the terms and conditions of the arrangements outlined for me in the foregoing letter, dated                                         .
GILBERT M. CASSAGNE

/s/ Gilbert M. Cassagne	Nov. 10, 2007

EMPLOYEE SIGNATURE	Date

Leaving Letter ~ Executive Name	Page 5 of 5